                                                         OWD DRAFT 03/28/94
- ---------------------------------------------------------------------------

                               SECURITIES AND EXCHANGE COMMISSION
                                     WASHINGTON, D.C.  20549
                                 ______________________________

                                    SCHEDULE 14A INFORMATION
                           PROXY STATEMENT PURSUANT TO SECTION 14(A)
                             OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the registrant                   /X/
Filed by party other than the registrant  / /

Check the appropriate box:

/ /         Preliminary Proxy Statement
/X/         Definitive Proxy Statement
/ /         Definitive Additional Materials
/ /         Soliciting Material Pursuant to Section 240.14a-11(c) or
            Section 240.14a-12
                     -----------------------------------------------------

                                      NASH-FINCH COMPANY
                        (Name of Registrant as Specified In Its Charter)

                           (Name of Person(s) Filing Proxy Statement)
                      ----------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

/X/         $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
            14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /         Fee computed on table below per Exchange Act Rules 14a6(i)(4) and
            0-11.

            1     Title of each class of securities to which transaction
                  applies:
                  ............................................................
            2     Aggregate number of securities to which transaction
                  applies:
                  ............................................................

            3 Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
                  ............................................................

            4     Proposed maximum aggregate value of transaction:
                  ............................................................

*Set forth the amount on which the filing fee is calculated and state how its determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1     Amount Previously Paid:
            ............................................................
      2     Form, Schedule or Registration Statement No.:
            ............................................................
      3     Filing Party:
            ............................................................
      4     Date Filed:
            ............................................................
- ----------------------------------------------------------------------------

                                   [GRAPHIC]
                            7600 FRANCE AVENUE SOUTH
                             EDINA, MINNESOTA 55435

                            ------------------------

                  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 10, 1994

                            ------------------------

    NOTICE IS HEREBY GIVEN that the 1994 Annual Meeting of Stockholders of Nash Finch Company ("Nash Finch") will be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, on Tuesday, May 10, 1994, at 10:00 a.m., local time, for the following purposes:

    1. To elect five directors, four to serve for three-year terms, and one to serve for a two-year term.

    2. To consider and act upon a proposal to adopt the Nash Finch 1994 Stock Incentive Plan.

    3. To consider and act upon the selection of KPMG Peat Marwick by the Board of Directors as independent public accountants to audit the books, records and accounts of Nash Finch for the fiscal year ending December 31, 1994.

    4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Only stockholders of record as shown on the books of Nash Finch at the close of business on March 21, 1994 are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

    Your attention is directed to the enclosed proxy statement and proxy card. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO FILL IN, DATE, SIGN AND RETURN PROMPTLY THE PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                          By Order Of The Board of Directors

                                          Norman R. Soland
                                          Vice President, Secretary
                                            and General Counsel
April 1, 1994

                                   [GRAPHIC]
                            7600 FRANCE AVENUE SOUTH
                             EDINA, MINNESOTA 55435
                          TELEPHONE NO. (612) 832-0534

                            ------------------------

                                PROXY STATEMENT
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 10, 1994

                            ------------------------

                                  INTRODUCTION

    The Board of Directors of Nash Finch Company ("Nash Finch") solicits your proxy for use at the Annual Meeting of Stockholders to be held on May 10, 1994 (the "Annual Meeting"), and any adjournment or adjournments thereof. A proxy card is enclosed herewith. Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in such proxy. Any stockholder who executes and delivers the proxy may revoke it at any time prior to its use by giving notice in writing to the Secretary of Nash Finch, by filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary of Nash Finch, or by attending the Annual Meeting and voting said stock in person. The execution by a stockholder of a later dated proxy will revoke all proxies previously executed by such stockholder. However, a stockholder who attends the Annual Meeting need not revoke his proxy and vote in person unless he wishes to do so. This proxy material is first being mailed to the Nash Finch stockholders on or about April 1, 1994.

                              PURPOSES OF MEETING

    The following business will be attended to at the Annual Meeting (the Board of Directors recommends a vote FOR the following):

    FIRST: To elect five directors, four to serve for three-year terms, and one to serve for a two-year term.

    SECOND:   To consider and  act upon a proposal to  adopt the Nash Finch 1994
Stock Incentive Plan.

    THIRD: To consider and act upon the selection of KPMG Peat Marwick by the Board of Directors as independent public accountants to audit the books, records and accounts of Nash Finch for the fiscal year ending December 31, 1994.

    FOURTH:   To transact such other business  as may properly be brought before the Annual Meeting or any adjournment or adjournments thereof.

                       OUTSTANDING SHARES; VOTING RIGHTS

    The close of business on Monday, March 21, 1994 has been fixed by the Board of Directors of Nash Finch as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On March 21, 1994, Nash Finch had outstanding 10,872,424 shares of common stock, par value $1.66 2/3 per share ("Common Stock"), each such share entitling the holder thereof to one vote in person or by proxy. The holders of a majority of the total shares issued and outstanding (5,436,213 shares), whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

    Shares of Common Stock represented by properly executed proxies will be voted in accordance with the choices specified therein, and where no choice is specified, such shares will be voted (i) for the election of the five nominees,
(ii) for the adoption of the Nash Finch 1994 Stock Incentive Plan (the "1994 Plan"), (iii) for the selection of KPMG Peat Marwick as independent public accountants for the fiscal year ending December 31, 1994, and (iv) with respect to any other business which may properly come before the Annual Meeting or any adjournment or adjournments thereof, according to the best judgment of the proxies named on the enclosed proxy card.

    In general, shares of Common Stock represented by a properly signed and returned proxy will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy reflects votes withheld from director nominees or abstentions (or is left blank) or reflects a "broker non-vote" on a particular matter (i.e., a proxy returned by a broker on behalf of its beneficial owner customer that is not voted on that particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

    Stockholders may vote for all nominees for director, or withhold authority to vote for all or certain nominees. Withheld shares will be treated as shares present and entitled to vote and will be counted as voted shares. In connection with each of the other two proposals, stockholders may vote for or against the proposal, or abstain. Abstentions will be treated as shares present and entitled to vote but not cast in favor of the proposal, thus having the same effect as votes against the proposal. Broker non-votes, as to a particular matter, will be treated as shares not entitled to vote on that matter, and thus will not be counted as voted shares. The election of directors and approval of each of the other two proposals, under Nash Finch's Bylaws, requires the affirmative vote of a majority of the total shares present and entitled to vote on each such matter.

                     PRINCIPAL STOCKHOLDERS AND BENEFICIAL
                            OWNERSHIP OF MANAGEMENT

    Set forth in the following table is information, as of March 1, 1994 unless otherwise indicated, pertaining to (a) persons who, to the best of Nash Finch's knowledge, owned beneficially more than five percent of the outstanding Common Stock of Nash Finch, (b) the individual ownership of directors, nominees and named executive officers and (c) the ownership of Nash Finch Common Stock by its directors and executive officers as a group.

                                      SHARES OF COMMON STOCK
                                      BENEFICIALLY OWNED (1)
                                      ----------------------
                                                    PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER    AMOUNT      OF CLASS
- ------------------------------------  ----------    --------
Empire Company Limited                739,451(2)       6.80%
 115 King Street
 Stellarton, Nova Scotia
 Canada
Carole F. Bitter                            0          --
Harold B. Finch, Jr.                  160,055(3)       1.47%
Richard A. Fisher                       1,000          *
Alfred N. Flaten, Jr.                   4,600(4)       *
Allister P. Graham                      1,000          *
John H. Grunewald                       2,000          *
Richard G. Lareau                       3,000(5)       *
Russell N. Mammel                      31,860(6)       *
Donald R. Miller                           39          *
Robert F. Nash                        110,290(7)       1.01%
Jerome O. Rodysill                     21,015(8)       *
Arthur C. Wangaard, Jr.                 2,800          *
David W. Bell                           3,736(9)       *
Norman R. Soland                        2,944(10)      *
All Directors and Executive Officers  352,000(11)      3.24%
 as a Group (19 persons)

- ------------------------
*     Less than 1%.
(1) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.
(2) Empire Company Limited has reported in a Schedule 13D filed with the Securities and Exchange Commission that, as of May 28, 1993, it was the beneficial owner of all such shares, possessing sole voting and investment power with respect to all such shares, and all such shares were purchased for investment purposes. To the best of Nash Finch's knowledge, as of March 1, 1994, no additional Schedule 13D filings have been made by Empire Company Limited, and the information set forth above has not changed since the date of such filing.

(3) Includes 15,396 shares owned beneficially by the estate of Mr. Finch's deceased daughter, as to which he exercises voting and investment power as personal representative of the estate. Also includes 14,070 shares owned beneficially by Mr. Finch's wife as to which he may be deemed to share voting and investment power, but as to which shares he disclaims any beneficial interest.
(4) Includes 4,025 shares owned beneficially by Mr. Flaten and his wife jointly as to which he shares voting and investment power.
(5) Includes 1,000 shares owned beneficially by Mr. Lareau's wife as to which he may be deemed to share voting and investment power, but as to which shares he disclaims any beneficial interest.
(6) Includes 3,600 shares owned beneficially by Mr. Mammel's wife as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest.
(7) Includes 28,082 shares owned beneficially by Mr. Nash's wife as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest.
(8) Includes 10,620 shares held by a trust for the benefit of Mr. Rodysill's wife, of which Mr. Rodysill is a co-trustee with his son and as to which he shares voting and investment power.
(9) The shares are owned beneficially by Mr. Bell and his wife jointly and as to which he shares voting and investment power.
(10) The shares are owned beneficially by Mr. Soland and his wife jointly and as to which he shares voting and investment power.
(11) Includes 70,718 shares as to which voting and investment power are shared or may be deemed to be shared.

                             ELECTION OF DIRECTORS

NOMINATION

    The Nash Finch Restated Certificate of Incorporation and Bylaws, each as amended, provide that the Board of Directors shall consist of not less than nine nor more than 17 members, as determined from time to time by the Board of Directors, divided into three classes of as nearly equal size as possible. The term of each class of directors is three years, and the term of one class expires each year in rotation. The Board of Directors has determined that there will be 12 directors of Nash Finch for the ensuing year.

    The terms of five current members of the Board of Directors will expire at the Annual Meeting. The terms of the remaining seven current members of the Board of Directors will not expire this year, but will expire as indicated below. The Board of Directors has nominated four of the nominees listed below to serve as directors of Nash Finch for terms of three years, expiring at the 1997 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and one of the nominees listed below to serve as a director for a term of two years, expiring at the 1996 Annual Meeting of Stockholders or until her successor is duly elected and qualified.

    The five nominees currently serve as directors and have served continuously from the dates indicated below. Three of the nominees were elected at the 1991 Annual Meeting of Stockholders held on May 14, 1991. Harold B. Finch, Jr. was elected at the 1992 Annual Meeting of Stockholders held on May 12, 1992. The remaining nominee is Carole F. Bitter, who is described below and has served on the Board of Directors since November 1, 1993, the effective date of her election to the Board to fill a vacancy created by an increase in the number of directors.

    The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote is required for the election of the five nominees. It is the intention of the persons named in the enclosed form of proxy to vote such proxy for the election of the five nominees named in the proxy, unless otherwise directed by the stockholder. Nash Finch's Board of Directors recommends a vote FOR the election of each of the nominees. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, the proxy will be voted for the election as directors of such other persons as determined in the discretion of the proxies named on the enclosed proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named.

INFORMATION ABOUT DIRECTORS AND NOMINEES

                                                                                                              DIRECTOR
            NAME                 AGE                            PRINCIPAL OCCUPATION                            SINCE
- ----------------------------     ---     -------------------------------------------------------------------  ---------
NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 1997:
Harold B. Finch, Jr.             66      Chairman of the Board and Chief Executive Officer of Nash Finch        1968
Russell N. Mammel                67      Retired President and Chief Operating Officer of Nash Finch            1974
Donald R. Miller                 66      Management Consultant                                                  1978
Robert F. Nash                   60      Vice President and Treasurer of Nash Finch                             1968
NOMINEE FOR TWO-YEAR TERM EXPIRING IN 1996:
Carole F. Bitter                 48      President and  Chief Executive  Officer  of Harold  Friedman,  Inc.    1993
                                          (operator of retail supermarkets)
DIRECTORS NOT STANDING FOR ELECTION THIS YEAR WHOSE TERMS EXPIRE IN 1996:
Richard A. Fisher                64      Retired  Vice President  -- Finance and  Treasurer, Network Systems    1984
                                          Corporation (manufacturer of data communications systems)
John H. Grunewald                57      Executive  Vice  President,  Finance  and  Administration,  Polaris    1992
                                          Industries L.P. (manufacturer of recreational equipment)
Arthur C. Wangaard, Jr.          66      Retired Vice President, Secretary and General Counsel of Nash Finch    1968

                                                                                                              DIRECTOR
            NAME                 AGE                            PRINCIPAL OCCUPATION                            SINCE
- ----------------------------     ---     -------------------------------------------------------------------  ---------
DIRECTORS NOT STANDING FOR ELECTION THIS YEAR WHOSE TERMS EXPIRE IN 1995:
Alfred N. Flaten, Jr.            59      President and Chief Operating Officer of Nash Finch                    1990
Allister P. Graham               57      Chairman  and Chief Executive  Officer of The  Oshawa Group Limited    1992
                                          (food and pharmaceutical distributor in Canada)
Richard G. Lareau                65      Partner, Oppenheimer Wolff & Donnelly (law firm)                       1984
Jerome O. Rodysill               65      Retired Senior Vice President of Nash Finch                            1974

OTHER INFORMATION ABOUT DIRECTORS AND NOMINEES

    Except as indicated below, there has been no change in principal occupations or employment during the past five years for the directors or nominees for election as directors.

    Mr. Fisher retired in December 1992 as Vice President-Finance and Treasurer of Network Systems Corporation, a position he had held for more than five years.

    Mr. Grunewald has served as Executive Vice President, Finance and Administration of Polaris Industries, L.P., a manufacturer of recreational equipment, since September 1993. He previously served as Executive Vice President, Chief Financial Officer and Secretary of Pentair, Inc. for more than five years, a position from which he retired in June 1993.

    Mr. Flaten's election as President and Chief Operating Officer of Nash Finch was effective in November 1991. He had been elected Executive Vice President, Sales and Operations of Nash Finch in February 1991. He was previously an operating officer of Nash Finch, having served as Vice President, Corporate Retail Operations from January 1989 to February 1991.

    Mr. Graham was elected Chairman and Chief Executive Officer of The Oshawa Group Limited, a publicly held Canadian food and pharmaceutical distributor, in February 1990, and served as President and Chief Operating Officer of The Oshawa Group Limited from December 1983 to February 1990. Mr. Graham also currently serves as a director of The Oshawa Group Limited.

    Mr. Lareau has been a partner in the law firm of Oppenheimer Wolff & Donnelly for over 30 years. Oppenheimer Wolff & Donnelly has provided and is expected to continue to provide legal services to Nash Finch. Mr. Lareau also serves as a director of Merrill Corporation, Northern Instruments Corporation and Ceridian Corporation, and as a trustee of the Mesabi Trust.

    Mr. Mammel resigned in November 1991 as President and Chief Operating Officer of Nash Finch, a position that he had held for more than five years, in anticipation of his planned retirement which was effective January 1, 1992.

    Mr. Rodysill retired in January 1994 as Senior Vice President, Store Development and Construction of Nash Finch, a position he had held for more than five years.

INFORMATION ABOUT BOARD AND ITS COMMITTEES

    Standing committees of the Board of Directors include the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating Committee and the Stock Option Committee. The Executive Committee had appointed, until May 11, 1993, an Executive Incentive Bonus and Deferred Compensation Committee.

    The Executive Committee has substantially all of the authority and power of the Board of Directors in the management of the business and affairs of Nash Finch, as provided by Delaware corporation law, although the Executive Committee is at all times subject to the direction and control of the full Board of Directors. The current members of the Executive Committee are Harold B. Finch, Jr., Alfred N. Flaten, Jr., Robert F. Nash and Jerome O. Rodysill. In addition, Norman R. Soland is a non-voting, advisory member of the committee. The Executive Committee met 14 times during fiscal 1993.

    The Audit Committee reviews and monitors accounting policies and control procedures of Nash Finch, including recommending the engagement of independent public accountants and reviewing the scope of the audit. The current members of the Audit Committee are Richard A. Fisher, John H. Grunewald and Richard G. Lareau. The Audit Committee met three times during fiscal 1993.

    The Compensation Committee determines salaries and bonuses for executive officers, selects the officer and key employee participants and determines the compensation awards to be made to such participants under the Nash Finch Executive Incentive Bonus and Deferred Compensation Plan, and considers new executive compensation plans for recommendation to the Board of Directors. The Compensation Committee will also administer the 1994 Plan if approved by the stockholders at the Annual Meeting. The current members of the Compensation Committee are Richard A. Fisher, Russell N. Mammel and Donald R. Miller. Harold
B. Finch, Jr., as Chief Executive Officer of Nash Finch, is a non-voting member of the committee. The Compensation Committee met seven times during fiscal 1993.

    The Nominating Committee considers and recommends to the Board of Directors the size of the Board and nominees who meet the criteria for Board membership as well as the procedures for identifying potential nominees. In addition, the Nominating Committee recommends to the Board of Directors nominees for election as corporate officers. The current members of the Nominating Committee are Harold B. Finch, Jr., Richard A. Fisher, Richard G. Lareau and Donald R. Miller. The Nominating Committee met two times during fiscal 1993. Stockholder recommendations for director nominees may be considered, but there are no established procedures for the submission of such recommendations to the Nominating Committee for consideration.

    The Stock Option Committee administers the Nash Finch 1988 Long-Term Stock Incentive Plan (the "1988 Plan"). The current members of the Stock Option Committee are Richard A. Fisher, Richard G. Lareau and Donald R. Miller. The Stock Option Committee did not meet during fiscal 1993.

    Prior to May 11, 1993, the Executive Incentive Bonus and Deferred Compensation Committee recommended to the Executive Committee the compensation awards to be made to officers and key employees under the Nash Finch Executive Incentive Bonus and Deferred Compensation Plan. The former members of the Executive Incentive Bonus and Deferred Compensation Committee were Harold B. Finch, Jr., Richard A. Fisher and Donald R. Miller. The Executive Incentive Bonus and Deferred Compensation Committee met one time during fiscal 1993.

    During 1993, the Board of Directors held four regularly scheduled meetings (no special meetings were held). All of the directors attended 75% or more of the aggregate meetings of the Board of Directors and all committees on which they served.

DIRECTOR COMPENSATION

    Directors who are full-time employees of Nash Finch receive no separate compensation for their services as directors. Directors who are not full-time employees of Nash Finch receive out-of-pocket traveling expenses incurred in attending Board and committee meetings, and through February 28, 1994 received compensation of $800 for each Board meeting attended, $500 for each committee meeting attended (or, $300 if held on the same day as a Board meeting or by telephone conference), and a retainer of $1,000 per month. Effective March 1, 1994, such directors receive $1000 for each Board meeting attended, $600 for each committee meeting attended (or $400 if held on the same day as a Board meeting or by telephone conference), and a retainer of $1000 per month.

                   EXECUTIVE COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the cash and non-cash compensation earned during the fiscal years ending January 1, 1994, January 2, 1993 and December 28, 1991 by the Chief Executive Officer and the four most highly compensated executive officers of Nash Finch whose salary and bonus exceeded $100,000 for the fiscal year ended January 1, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                          ANNUAL COMPENSATION
    NAME AND                                                            -----------------------       ALL OTHER
 PRINCIPAL POSITION                                            YEAR     SALARY ($) BONUS ($)(1)  COMPENSATION ($)(2)
- -----------------------------------------------------------  ---------  ---------  ------------  -------------------
Harold B. Finch, Jr.                                           1993       294,191      150,000          7,874
  Chairman of the Board,                                       1992       203,287      210,000          8,860
  Chief Executive Officer                                      1991       173,523      206,000           NA
  and Director
Alfred N. Flaten, Jr.                                          1993       199,452       85,000          7,874
  President, Chief                                             1992       127,054      125,000          8,180
  Operating Officer and                                        1991        84,767       85,000           NA
  Director
Jerome O. Rodysill,                                            1993       129,643       58,000          6,127
  Senior Vice President,                                       1992       125,022       54,000          6,713
  Store Development and                                        1991       116,161       48,500           NA
  Construction and Director
David W. Bell,                                                 1993       118,674       33,000          4,960
  Vice President, Corporate                                    1992       113,841       30,000          3,326
  Retail Operations                                            1991       105,709       27,000           NA
Norman R. Soland                                               1993        97,233       29,500          4,095
  Vice President,                                              1992        94,529       25,500          4,508
  Secretary and                                                1991        87,759       22,000           NA
  General Counsel

- ------------------------
(1) Cash bonuses for services rendered have been included as compensation for the year earned, even though bonuses were actually paid in the following year.
(2) "All Other Compensation" consists of contributions by Nash Finch in 1992 and 1993 to the Nash Finch Profit Sharing Plan.

PENSION PLAN

    Effective January 2, 1966, the Nash Finch Board of Directors amended the Nash Finch Pension Plan (the "Pension Plan"). The Pension Plan, as amended, applies to employees with the rank of manager or higher selected by the Executive Committee and provides that such employees will be entitled, upon retirement at age 65, to receive supplemental payments to the extent that amounts received by such employees under Nash Finch's Profit Sharing Plan are less than amounts such employees would have received under the Pension Plan prior to such amendment. Payments to be made pursuant to the Pension Plan are not subject to any deductions for Social Security payments or other offset amounts.

    The Pension Plan, as in effect before such amendment, provided that upon retiring with at least 25 years of service after reaching the age of 65, a participating employee was to receive, for the rest of his or her life, an annual retirement benefit, payable quarterly, based on the average earnings of such employee for the 10 years prior to retirement. Such earnings are of the type included in the Annual Compensation column of the Summary Compensation Table above. This annual benefit was to equal

$1,000, plus, for employees with 10-year average earnings in excess of $10,000, 5% of the average 10-year earnings over $10,000 per year. Once an employee becomes a participant in the Pension Plan, years of credited service for such an employee do not affect benefits under the Pension Plan.

    None of the executive officers named in the Summary Compensation Table are eligible to receive benefits under the Pension Plan.

LONG-TERM INCENTIVE PLAN

    The following table sets forth the number of stock equivalent ("phantom stock") units allocated during the fiscal year ended January 1, 1994 to each of the executive officers named in the Summary Compensation Table under the Nash Finch Executive Bonus and Deferred Compensation Plan (the "Deferred Compensation Plan"). Each phantom stock unit has a base value of $18.709.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                          PERFORMANCE OR
                                  NUMBER OF SHARES,     OTHER PERIOD UNTIL
                                      UNITS OR         MATURATION OR PAYOUT
NAME                             OTHER RIGHTS (#)(1)            (2)
- -------------------------------  -------------------  -----------------------
Harold B. Finch, Jr.                       2,293                --
Alfred N. Flaten, Jr.                      1,513                --
Jerome O. Rodysill                         1,416                --
David W. Bell                                695                --
Norman R. Soland                             834                --

- ------------------------
(1) The Deferred Compensation Plan provides additional long-term incentive compensation to selected executive officers and other key employees. Participants are selected annually by the Compensation Committee which also determines the amounts to be allocated to participants for the year. Normally, the Deferred Compensation Plan is effective only if the consolidated net income of Nash Finch and its subsidiaries exceeds 6% of the stockholders equity as shown on Nash Finch's current financial statements, and then only 5% of such excess is available for allocation to participants. The Compensation Committee may, however, in its discretion, authorize any amount to be allocated under the Deferred Compensation Plan. The amount allocated annually to each participant cannot exceed one-third of the participant's annual base salary. The entire allotment to a participant is contingently credited to the participant's account at the end of each year. (Nash Finch does not fund or set aside any cash amounts which are allocated to participants; instead, bookkeeping entries are made). Allotments credited to each participant's account are converted to share equivalents of Nash Finch Common Stock and each participant is entitled to additional credits for dividends paid on such share equivalents during each year. The dividend credits are also converted to share equivalents. In addition, the value of each participant's account is increased or decreased, whichever is applicable, by an amount equal to the increase or decrease in fair market value of the share equivalents during the year, provided that the participant is always entitled to the amounts originally allocated regardless of any decrease in the market value of share equivalents.
(2) Amounts contingently credited to the participant's account are payable to the participant in cash upon termination of employment, except that benefits may be totally or partially forfeited under certain circumstances.

UNEXERCISED OPTIONS

    The following table provides the number of aggregate unexercised options held on January 1, 1994 for each of the executive officers named in the Summary Compensation Table. No exercises or grants of options to the named executive officers were made during the fiscal year ended January 1, 1994.

                          1993 YEAR-END OPTION VALUES

                                          NUMBER OF SECURITIES
                                     UNDERLYING UNEXERCISED OPTIONS
                                             AT FY-END (#)
                                     ------------------------------
NAME                                 EXERCISABLE (1)  UNEXERCISABLE
- -----------------------------------  ---------------  -------------
Harold B. Finch, Jr.                       --              --
Alfred N. Flaten, Jr.                      --              --
Jerome O. Rodysill                         --              --
David W. Bell                              1,500           --
Norman R. Soland                           --              --

- ------------------------
(1) The options were granted under the 1988 Plan. Pursuant to the terms of the 1988 Plan, such options are normally exercisable only on February 15 or August 15 in any given year.

CHANGE IN CONTROL AGREEMENTS

    The Board of Directors has authorized Nash Finch to enter into change in control agreements with certain executive officers and key employees of Nash Finch and its subsidiaries. Pursuant to these agreements, certain payments and benefits would be provided to such employees in the event their employment is terminated under certain conditions, including a change in control of Nash Finch.

    If an employee is terminated by Nash Finch or a subsidiary within 24 months of a change in control (or, in limited circumstances, prior to such a change in control) other than by reason of death, disability, retirement or cause, or the employee terminates for good reason, Nash Finch will pay or cause to be paid to the employee a lump sum equal to the employee's highest monthly compensation (as defined in the employee's change in control agreement) multiplied by a number of months equal to either 12, 24 or 36 months and will maintain or cause to be maintained benefit plans (including health, life, dental and disability) for the employee and his or her dependents for 12, 24 or 36 months. Subject to certain limitations, the multiple referred to above is 36 months for Mr. Finch and Mr. Flaten, 24 months for Mr. Bell and Mr. Soland, and 24 months or 12 months for all other designated employees.

    Pursuant to the terms of the Deferred Compensation Plan, the following occurs upon a change in control of Nash Finch: (i) an additional amount would be allocated to the account of each participant equal to the amount allocated in the previous year; (ii) forfeiture provisions of the Deferred Compensation Plan would lapse; and (iii) the total balance of the participant's account would become payable in full.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    OVERVIEW. The Compensation Committee of the Board of Directors is comprised of directors who are not full-time employees of Nash Finch. The Chief Executive Officer of Nash Finch, EX OFFICIO, is a non-voting member of the Compensation Committee.

    The Compensation Committee was established by the Board of Directors in May 1992, and overall responsibility for executive compensation is being concentrated under its authority pursuant to delegation by the Board. As described under "Election of Directors -- Information About Board and Its Committees," the Compensation Committee determines annual salaries and bonuses of executive officers, including the Chief Executive Officer; considers and makes recommendations to the Board concerning new executive compensation plans; since May 1993, administers the Deferred Compensation Plan; and will administer the 1994 Plan if approved by the stockholders at the Annual Meeting.

    As part of the Company's on-going efforts to ensure the continuing effectiveness and appropriateness of its executive compensation program, the program was reviewed in 1993 with the assistance of an outside consultant. The review led to various changes in Nash Finch's policies regarding executive compensation including clarification and restatement of the basic objectives of the program, a more defined performance focus, and an increased emphasis on performance-related stock incentives.

    COMPENSATION PHILOSOPHY. The fundamental objective of Nash Finch's executive compensation program is to support the achievement of the Company's business objectives. As such, the Company's philosophy is that executive compensation should be designed to achieve the following objectives:

    - Enable the Company to attract and retain qualified key executives whose skills and capabilities are needed to assure the continued growth and success of Nash Finch in a highly competitive industry.

    - Provide an incentive to executives by tying a meaningful portion of compensation to the achievement of Company financial objectives.

    - Align the interests of executives with those of Nash Finch stockholders by providing a significant portion of compensation in Common Stock.

    To maintain an appropriately competitive level of total compensation, comparisons are made with the ranges of compensation paid to persons holding comparable positions at other companies of similar size, with primary emphasis on the food distribution industry. These comparisons, by necessity, extend beyond the companies included in the peer group for the comparative performance graph shown below, given the number and size of companies included in the industry group.

    COMPONENTS OF EXECUTIVE COMPENSATION.  The principal components of executive
compensation   include   salaries,  cash   bonuses  and   longer-term  incentive
compensation.

    Salaries and cash bonuses for executive officers, including Mr. Finch and the other executive officers named in the Summary Compensation Table, are determined annually, taking into consideration the executive's level of responsibility and experience, individual and corporate performance, and competitive compensation comparisons. While no specific criteria for measuring individual and corporate performance are employed, each executive officer's performance is evaluated by the Chief Executive Officer and reviewed by the Compensation Committee. Similarly, in determining bonuses for executive officers, the financial results of the Company are reviewed in light of various objectives for the year, historical performance levels, external factors and competitive considerations.

    Longer-term incentive compensation consists of awards of phantom stock units to certain executives under the Deferred Compensation Plan. Such awards are intended primarily to serve as a means of retaining key executives by providing supplemental retirement income. The potential value of such awards is linked to stock price appreciation providing an additional long-term incentive to increase stockholder value during an executive's career with Nash Finch. The Compensation Committee administers the Deferred Compensation Plan and is responsible for selecting the executive officers and other key employees for participation in the plan and determining the amounts of compensation awards allocated to the selected participants. Refer to "Executive Compensation and Certain Other Benefits -- Long-Term Incentive Plan" for a description of the key terms of the Deferred Compensation Plan.

    It has also been Nash Finch's policy to encourage a broad range of employees (including executive officers) to participate in stock ownership. For this purpose, a number of stock option plans have been adopted over the years. The size of individual stock option grants made under such plans have largely been determined by the employee's position and ability to purchase shares, as measured by his or her cash compensation level. The 1988 Plan, which will be terminated if the 1994 Plan is approved by the stockholders, authorizes the granting of incentive stock options and restricted stock awards to employees. No stock options have been granted under the 1988 Plan since 1990 and no restricted stock awards have been made.

    A result of the 1993 review of the executive compensation program, and the Compensation Committee's recommendations to the Board based thereon, is the proposed 1994 Plan which is described in "Proposal to Adopt the 1994 Stock Incentive Plan."

    The 1994 Plan, among other things, authorizes the Compensation Committee to award rights to executive officers and other key employees to receive shares of Common Stock upon the achievement of established performance goals. Such awards are referred to in the 1994 Plan as "Performance Units." Upon approval of the 1994 Plan, the Compensation Committee intends to implement Performance Unit awards for 1994, although the awards have not yet been made.

    Such Performance Units would have a maximum value at grant ranging from 60% of a participant's 1994 base salary to 120% for the Chief Executive Officer. For 1994, the number of share units which could be earned (an equal number of share units for each of three corporate performance objectives) would be determined on the basis of the average closing sales prices for the Common Stock for the last calendar quarter of 1993. The three performance categories, which the Board has approved, are earnings per share (EPS) growth in 1994 compared with the highest reported EPS for the preceding four years, average return on stockholders' equity (ROE) for the three-year period beginning in 1994, and total stockholder return (TSR) for the same three-year period. Minimum and maximum performance goals have been determined by the Compensation Committee and approved by the Board for each category. In no case will any portion of an award for a performance category be earned unless the minimum for that category is exceeded. An award for EPS growth would be earned based on performance in 1994 and paid out in 1995. Awards for ROE and TSR would, to the extent earned, not be paid out until 1997. Awards paid out in Common Stock will be restricted as to transferability for three years following the issuance of such shares.

    The Compensation Committee believes that such performance-based awards will serve the purpose of more closely aligning executive and stockholder interests in that the executives will benefit only if stockholder value is enhanced. Also, for this purpose, the Compensation Committee has, in 1994, established stock ownership guidelines for executive officers who will be encouraged, but not required, to satisfy these guidelines within three to five years. The stock ownership guideline for the Chief Executive Officer is five times annual base salary.

    CHIEF EXECUTIVE OFFICER COMPENSATION. For the 1993 fiscal year, Mr. Finch received a salary of $294,191, a bonus of $150,000, and a grant of 2,293 phantom stock units under the Deferred Compensation Plan. Mr. Finch's salary and bonus were determined in accordance with the policies outlined above.

                                          Richard A. Fisher
                                          Russell N. Mammel
                                          Donald R. Miller
                                          Harold B. Finch, Jr. (EX OFFICIO)

                                          Members of the Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Finch, the Chief Executive Officer of Nash Finch, is a non-voting member of the Compensation Committee. Mr. Mammel, the retired President and Chief Operating Officer of Nash Finch, is also a member of the Compensation Committee.

PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return on Nash Finch Common Stock for the last five fiscal years with the cumulative total return over the same period of the S & P 500 Index and a peer group of companies selected by Nash Finch (weighted according to the peer companies' market capitalization at the beginning of each fiscal year). The comparison assumes the investment of $100 in Nash Finch Common Stock, the S & P 500 Index and the peer group at the end of fiscal 1988 and reinvestment of all dividends.

                                   [GRAPHIC]
    The companies included in the peer group are Fleming Companies, Inc., Super Food Services, Inc. and Supervalu, Inc. They were selected on the basis that, like Nash Finch, each is predominately a full-line wholesale distributor of grocery products having several distribution centers and with operations which extend over a wide geographic area. The Compensation Committee has approved the selection of these companies.

COMPLIANCE WITH FEDERAL TAX LEGISLATION

    Federal tax legislation enacted in 1993 generally would preclude Nash Finch and other public companies from taking a tax deduction for compensation over $1 million which is not "performance-based" and is paid, or otherwise taxable, to executives named in the Summary Compensation Table and employed by Nash Finch at the end of the applicable tax year.

    No named executive is likely to earn over $1 million in 1994. The Compensation Committee intends to monitor the executive compensation program with respect to the present federal tax law.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

    Section 16(a) of the Securities Exchange Act of 1934 requires Nash Finch's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of Nash Finch Common Stock to file with the SEC reports of initial ownership and reports of changes in ownership of Nash Finch Common Stock. Copies of such reports must also be furnished to Nash Finch. The Company offers assistance to its directors and executive officers in complying with Section 16(a), which includes preparing the reports and forwarding them to the SEC for filing. During 1993, due to administrative oversight on the part of Nash Finch, the initial reports of ownership of Gerald D. Maurice, an officer, and Carole F. Bitter, a director, were filed 20 and six days late, respectively.

    To Nash Finch's knowledge, based upon a review of the copies of reports furnished to Nash Finch and written representations, all other filing requirements applicable to directors and executive officers were complied with during the fiscal year ended January 1, 1994, and no reports of actual transactions were filed late.

                             PROPOSAL TO ADOPT THE
                           1994 STOCK INCENTIVE PLAN

INTRODUCTION

    On February 22, 1994, the Board of Directors of Nash Finch adopted the 1994 Plan, which is being submitted to Nash Finch's stockholders for their approval. The purpose of the 1994 Plan is to advance the interests of Nash Finch and its stockholders by enabling Nash Finch and its subsidiaries to attract and retain persons of ability to perform services for Nash Finch and its subsidiaries by providing an incentive to such individuals through equity participation in Nash Finch and by rewarding such individuals who contribute to the achievement by Nash Finch of its economic objectives. The maximum number of shares of Common Stock that will be available for issuance under the 1994 Plan will be the sum of 400,000 shares of Common Stock, plus any shares of Common Stock that, as of the date the 1994 Plan is approved by the Company's stockholders, are then available for issuance under the 1988 Plan, which will be terminated as of such date. The major features of the 1994 Plan are summarized below, which summary is qualified in its entirety by reference to the actual text of the 1994 Plan, a copy of which may be obtained from Nash Finch.

SUMMARY OF THE 1994 PLAN

    GENERAL. The 1994 Plan provides for awards ("Incentive Awards") to employees (including, without limitation, officers and directors who are also employees) of Nash Finch or any subsidiary of: (i) options to purchase Common Stock that qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("Incentive Options"); (ii) options to purchase Common Stock that do not qualify as such Incentive Options ("Non-Statutory Options"); (iii) awards of shares of Common Stock that are subject to certain forfeiture and transferability restrictions that lapse after specified employment or performance periods ("Restricted Stock Awards"); and (iv) rights entitling the recipient to receive a payment from Nash Finch, in the form of shares of Common Stock, cash, or a combination of both, upon the achievement of established performance goals ("Performance Units"). Incentive Options and Non-Statutory Options are collectively referred to herein as "Options," and Options, Restricted Stock Awards, and Performance Units are collectively referred to herein as "Incentive Awards."

    The 1994 Plan is administered by the Compensation Committee (the "Committee"), which selects the participants to be granted Incentive Awards under the 1994 Plan, determines the amount of the grants to the participants, and prescribes discretionary terms and conditions of each grant not otherwise fixed under the 1994 Plan. Eligible recipients under the 1994 Plan include all full time, salaried employees (including, without limitation, officers and directors who are also employees) of Nash Finch or any subsidiary of Nash Finch. As of March 1, 1994, approximately 1,500 persons are eligible to participate in the 1994 Plan.

    The 1994 Plan will terminate on February 22, 2004, unless sooner terminated by action of the Board of Directors. No Incentive Award will be granted after termination of the 1994 Plan. The Board of Directors may amend the 1994 Plan in any respect that the Board deems to be in the best interests of Nash Finch without stockholder approval, unless stockholder approval is then required pursuant to Rule 16b-3 of the Exchange Act or Section 422 of the Code. Currently, the maximum number of shares of Common Stock reserved for issuance under the 1994 Plan is equal to the sum of 400,000 plus the number of shares of Common Stock that, as of the date the 1994 Plan is approved by the Company's stockholders, are then available for issuance under the 1988 Plan. As of March 1, 1994, 243,796 shares of Common Stock were available for issuance under the 1988 Plan. In the event of any reorganization, merger, recapitalization, stock dividend, stock split or similar change in the corporate structure or shares of Nash Finch, appropriate adjustments will be made to the number and kind of shares reserved under the 1994 Plan and under outstanding Incentive Awards and to the exercise price of outstanding Options. No right or interest in any Incentive Award may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to any lien or otherwise encumbered.

    OPTIONS. The exercise price for an Option must be not less than 100% of the fair market value of the Common Stock on the day the Option is granted. In determining the fair market value of the Common Stock, the Committee, as of the date of grant, will use the mean between the high and low sales prices of the Common Stock as reported on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System, or any exchange on which the Common Stock is listed. On March 1, 1994, the mean between the high and low sales prices for the Common Stock was $17.00.

    Payment of an Option exercise price may be made either in cash or, in the sole discretion of the Committee, by (i) delivery of a broker exercise notice (pursuant to which the broker or dealer is instructed to sell enough shares or loan the optionee enough money to pay the exercise price and to remit such sums to Nash Finch), (ii) transfer from the participant to Nash Finch of previously acquired shares of Common Stock having an aggregate fair market value on the date of exercise equal to the payment required, (iii) a promissory note (on terms acceptable to the Committee in its sole discretion), or (iv) a combination of such methods. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by the optionee. Options may be exercised in whole or in installments, as determined by the Committee. Options will have a maximum term fixed by the Committee, not to exceed 10 years from the date of grant. To the extent that the aggregate fair market value (determined as of the date an Incentive Option is granted) of the shares of Common Stock with respect to which Incentive Options are exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess Incentive Options will be treated as Non-Statutory Options.

    RESTRICTED STOCK AWARDS. Restricted Stock Awards are grants to participants of shares of Common Stock that are subject to restrictions and the possibility of forfeiture for a period of time set by the Committee during which the participant must remain continuously employed by or in the service of Nash Finch or any of its subsidiaries. A participant will have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the participant as a Restricted Stock Award upon the participant becoming the holder of record of such shares as if such participant were a holder of record of shares of unrestricted Common Stock, except, unless the Committee determines otherwise in its sole discretion, any dividends or distributions (including regular quarterly cash dividends) paid with respect to shares of Common Stock subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the shares to which such dividends or distributions relate.

    PERFORMANCE UNITS. Performance Units may be awarded on such terms and conditions as the Committee may specify. Such conditions may include payment or vesting restrictions which involve continued employment or service with Nash Finch and satisfaction by Nash Finch or a specified business unit or subsidiary of predetermined performance goals or criteria approved by the Committee at the time the Performance Units are awarded. Upon satisfaction of applicable terms and conditions, Performance Units will be payable in shares of Common Stock, cash or some combination thereof in the Committee's sole discretion. The Committee in its sole discretion, may credit a participant's Performance Units for dividend equivalents representing dividends or distributions (including cash dividends or distributions) paid with respect to shares of Common Stock during the period such Performance Units are outstanding.

    EFFECT OF TERMINATION OF EMPLOYMENT. If a participant ceases to be employed by or render services to Nash Finch and all subsidiaries ("Termination of Service"), all Incentive Awards held by the participant will terminate as set forth below.

    Upon Termination of Service due to death, disability or retirement (i) all outstanding Options then held by the participant will become immediately exercisable in full and will remain exercisable for a period of one year, but in no event after the expiration date of the Option, and (ii) all outstanding Restricted Stock Awards and/or Performance Units then held by the participant will terminate, vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such award.

    Upon Termination of Service for any reasons other than death, disability or retirement, all rights of the participant under the 1994 Plan and any agreements evidencing an Incentive Award will immediately terminate without notice of any kind, and no Options then held by the participant will thereafter be exercisable, all Restricted Stock Awards then held by the participant that have not vested will be terminated and forfeited, and all Performance Units then held by the participant will terminate, vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such Performance Units. The Committee, however, shall have the discretion to modify the terms of Incentive Awards upon such a termination of employment.

    Notwithstanding anything in the 1994 Plan to the contrary, in the event that a participant materially breaches the terms of any confidentiality or non-compete agreement entered into with Nash Finch or any subsidiary, whether such breach occurs before or after termination of such participant's employment or other service with Nash Finch or any subsidiary, the Committee in its sole discretion may immediately terminate all rights of the participant under the 1994 Plan and any agreements evidencing an Incentive Award then held by the participant without notice of any kind.

    CHANGE IN CONTROL OF NASH FINCH. In the event a "change in control" of Nash Finch occurs, then, if approved by the Committee in its sole discretion, (i) all outstanding Options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant remains in the employ or service of Nash Finch or any subsidiary,
(ii) all outstanding Restricted Stock Awards will become immediately fully vested and non-forfeitable, and (iii) all outstanding Performance Units vest and/or continue to vest in the manner determined by the Committee and as set forth in the agreement evidencing such Performance Units. In addition, the

Committee, without the consent of any affected participant, may determine that some or all participants holding outstanding Options will receive cash in an amount equal to the excess of the fair market value immediately prior to the effective date of such change in control over the exercise price per share of the Options.

    To the extent that such acceleration of the vesting of Incentive Awards would constitute a "parachute payment" (as defined in the Code), then, pursuant to the 1994 Plan, such acceleration will be modified to such extent that the participant will not be subject to the excise tax imposed by Section 4999 of the Code.

    For purposes of the 1994 Plan, a "change in control" of Nash Finch will be deemed to have occurred, among other things, upon: (i) a sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of Nash Finch (in one transaction or in a series of related transactions) to a person or an entity that is not controlled by Nash Finch; (ii) the approval by the stockholders of Nash Finch of any plan or proposal for the liquidation or dissolution of Nash Finch; (iii) a merger or consolidation to which Nash Finch is a party if the stockholders of Nash Finch immediately prior to the effective date of such merger or consolidation have "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (a) more than 50%, but not more than 80% of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Incumbent Directors (as defined in the 1994 Plan), or (b) 50% or less of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors); (iv) any person becomes, after the effective date of the 1994 Plan, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of (a) 20% or more, but not 50% or more, of the combined voting power of Nash Finch's outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Incumbent Directors, or (b) 50% or more of the combined voting power of Nash Finch's outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors); (v) the Incumbent Directors (as defined in the 1994 Plan) cease for any reason to constitute at least a majority of the Board; or (vi) a change in control of Nash Finch of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not Nash Finch is then subject to such reporting requirements.

FEDERAL INCOME TAX CONSEQUENCES

    The following description of federal income tax consequences is based on current statutes, regulations and interpretations. The description does not include state or local income tax consequences. In addition, the description is not intended to address specific tax consequences applicable to an individual participant who receives an Incentive Award.

    INCENTIVE OPTIONS. There will not be any federal income tax consequences to either the participant or Nash Finch as a result of the grant to an employee of an Incentive Option under the 1994 Plan. The exercise by a participant of an Incentive Option also will not result in any federal income tax consequences to Nash Finch or the participant, except that (i) an amount equal to the excess of the fair market value of the shares acquired upon exercise of the Incentive Option, determined at the time of exercise, over the amount paid for the shares by the participant will be includable in the participant's alternative minimum taxable income for purposes of the alternative minimum tax, and (ii) the participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of Common Stock are permitted to be tendered in payment of an Option exercise price.

    If the participant disposes of the Incentive Option shares acquired upon exercise of the Incentive Option, the federal income tax consequences will depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the Incentive Option was granted, nor within one year after the participant exercised the Incentive Option and the shares were transferred to the participant, then the participant will recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between (i) the amount the participant realized on disposition of the shares, and (ii) the Option price at which the participant acquired the shares. Nash Finch is not entitled to any compensation expense deduction under these circumstances.

    If the participant does not satisfy both of the above holding period requirements (a "disqualifying disposition"), then the participant will be required to report as ordinary income, in the year the participant disposes of the shares, the amount by which the lesser of (i) the fair market value of the shares at the time of exercise of the Incentive Option (or, for directors, officers or greater than 10 percent stockholders of Nash Finch, generally the fair market value of the shares six months after the date of exercise, unless such persons file an election under Section 83(b) of the Code within 30 days of exercise), or (ii) the amount realized on the disposition of the shares, exceeds the Option price for the shares. Nash Finch will be entitled to a compensation expense deduction in an amount equal to the ordinary income includable in the taxable income of the participant. This compensation income may be subject to withholding. The remainder of the gain recognized on the disposition, if any, or any loss recognized on the disposition, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

    NON-STATUTORY OPTIONS. Neither the participant nor Nash Finch incurs any federal income tax consequences as a result of the grant of a Non-Statutory Option. Upon exercise of a Non-Statutory Option, a participant will recognize ordinary income, subject to withholding, on the date of exercise in an amount equal to the difference between (i) the fair market value of the shares purchased, determined on the date of exercise, and (ii) the Option exercise price paid for the shares. The participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of Common Stock are permitted to be tendered in payment of an Option exercise price.

    At the time of a subsequent sale or disposition of any shares of Common Stock obtained upon exercise of a Non-Statutory Option, any gain or loss will be a capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the sale or disposition occurs more than one year after the date of exercise and short-term capital gain or loss if the sale or disposition occurs one year or less after the date of exercise.

    In general, Nash Finch will be entitled to a compensation expense deduction in connection with the exercise of a Non-Statutory Option for any amounts includable in the taxable income of the participant as ordinary income, provided Nash Finch complies with any applicable withholding requirements.

    RESTRICTED STOCK AWARDS. With respect to shares issued pursuant to a Restricted Stock Award that is not subject to a risk of forfeiture, a participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt. With respect to shares that are subject to a risk of forfeiture, a participant may file an election under Section 83(b) of the Code, within thirty (30) days after receipt, to include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt (determined as if the shares were not subject to any risk of forfeiture). If a
Section 83(b) election is made, the participant will not recognize any additional income when the restrictions on the shares issued in connection with the Restricted Stock Award lapse. Nash Finch will receive a corresponding tax deduction for any amounts includable in the taxable income of the participant as ordinary income.

    A participant who does not make a Section 83(b) election within thirty (30) days of the receipt of a Restricted Stock Award that is subject to a risk of forfeiture will recognize ordinary income at the time of the lapse of the restrictions in an amount equal to the then fair market value of the shares free of restrictions. Nash Finch will receive a corresponding tax deduction for any amounts includable in the taxable income of a participant as ordinary income.

    PERFORMANCE UNITS. A participant who receives a Performance Unit will not recognize any taxable income at the time of the grant. When a Performance Unit is paid out, the participant will realize ordinary income in an amount equal to the fair market value of any shares of Common Stock and cash received by the participant. Provided that proper withholding is made, Nash Finch would be entitled to a compensation expense deduction for any amounts includable by the participants as ordinary income.

    EXCISE TAX ON PARACHUTE PAYMENTS. The Code also imposes a 20% excise tax on the recipient of "excess parachute payments," as defined in the Code and denies tax deductibility to Nash Finch on excess parachute payments. Generally, parachute payments are payments in the nature of compensation to employees of a company who are officers, stockholders, or highly compensated individuals, which payments are contingent upon a change in ownership or effective control of the company, or in the ownership of a substantial portion of the assets of the company. For example, acceleration of the exercisability of Options, or the vesting of Restricted Stock Awards, upon a change in control of Nash Finch may constitute parachute payments, and in certain cases, "excess parachute payments."

INCENTIVE AWARDS UNDER THE 1994 PLAN

    Neither the number nor types of future 1994 Plan awards to be granted or allocated to particular participants or groups of participants is presently determinable because the criteria for selecting such participants and determining the amounts and types of awards have not been finalized by the Committee, pending stockholder approval of the 1994 Plan. Awards which would have been granted or allocated to particular participants had the 1994 Plan been in effect in the last fiscal year are also not presently determinable for the same reasons.

BOARD OF DIRECTORS RECOMMENDATIONS

    The Board of Directors recommends that the stockholders vote FOR approval and ratification of the 1994 Plan. The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote is required for approval. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the 1994 Plan.

                        APPROVAL OF INDEPENDENT AUDITORS

    The Board of Directors, upon recommendation of the Audit Committee, has selected KPMG Peat Marwick as independent auditors to audit the books, records and accounts of Nash Finch for the fiscal year ending December 31, 1994. Although not required, the Board of Directors desires stockholder approval of this selection. If holders of the majority of the Common Stock present and voting at the Annual Meeting do not concur, the Board of Directors will select another independent auditor to perform the audit without stockholder approval.

    A representative of KPMG Peat Marwick will attend the Annual Meeting and will be available to respond to appropriate questions, or to make a statement if he or she so desires.

    The Board of Directors recommends the approval of the stockholders as to the selection of KPMG Peat Marwick.

                           1995 STOCKHOLDER PROPOSALS

    Any proposal of a Nash Finch stockholder intended to be presented at the Annual Meeting of Stockholders in 1995 must be received by Nash Finch at its principal executive office not later than November 30, 1994, for inclusion in its proxy statement and form of proxy.

                                 MISCELLANEOUS

    The Board of Directors is not aware of any other matters which may be presented to the stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment or adjournments thereof, it is the intention of the persons named on the proxy card to vote such proxies in accordance with their best judgment on such matters.

    The cost of soliciting proxies will be borne by Nash Finch. Directors, officers and regular employees of Nash Finch may, without compensation other than their regular compensation, solicit proxies by mail, telephone, telegram or personal interview. Nash Finch may reimburse brokerage firms and others for their expense in forwarding proxy materials to the beneficial owners of Nash Finch Common Stock.

    All stockholders who do not expect to attend the Annual Meeting, are urged to execute and return the enclosed proxy card promptly.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          NORMAN R. SOLAND
                                          VICE PRESIDENT, SECRETARY
                                            AND GENERAL COUNSEL
April 1, 1994
Minneapolis, Minnesota

          [LOGO]          PROXY         THIS PROXY IS SOLICITED ON BEHALF OF THE
                                                  BOARD OF DIRECTORS.
NASH FINCH COMPANY                      The  undersigned hereby  appoints Harold
7600 FRANCE AVENUE SOUTH, P.O. BOX 355  B. Finch, Jr., Alfred N. Flaten, Jr. and
MINNEAPOLIS, MN 55440-0355              Robert F.  Nash, and  each of  them,  as
- --------------------------------------  Proxies,   each   with   the   power  of
                                        substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Nash Finch Company held of record by the undersigned on March
                                        21,  1994,  at  the  Annual  Meeting  of
                                        Stockholders to be held on May 10, 1994 or any adjournment thereof.

1.  ELECTION OF DIRECTORS  FOR all nominees listed  WITHHOLD AUTHORITY to vote
                           below (except as         for all
                           marked to the contrary   nominees listed below / /
                           below) / /
(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name)

Carole F. Bitter           Russell N. Mammel          Robert F. Nash
Harold B. Finch, Jr.       Donald R. Miller

2.  PROPOSAL TO ADOPT THE COMPANY'S 1994 STOCK
    INCENTIVE PLAN.
         / / FOR                  / / AGAINST                / / ABSTAIN
3.  PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG PEAT
    MARWICK AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE
    COMPANY.
         / / FOR                  / / AGAINST                / / ABSTAIN
4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3 ABOVE.

                         (PLEASE SIGN ON REVERSE SIDE)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 2 AND 3 AND TO GRANT AUTHORITY TO VOTE FOR ALL NOMINEES NAMED IN PROPOSAL 1 ABOVE.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                                DATED ____________________, 1994
                                                ________________________________
                                                SIGNATURE
                                                ________________________________
                                                SIGNATURE IF HELD JOINTLY

                                                PLEASE  MARK,  SIGN,  DATE   AND
                                                RETURN  THE PROXY  CARD PROMPTLY
                                                USING THE ENCLOSED ENVELOPE.